Exhibit 99.(14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 3

We consent to the use of our report dated April 17, 2014, with respect to the Prudential Strategic Value Fund, a series of Prudential Investment Portfolios 3, incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm.”

New York, New York

January 15, 2015